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                                                                    EXHIBIT 99.1

KKR TO SELL A PORTION OF ITS HOLDINGS

     Boston - Partnerships associated with Kolberg, Kravis, Roberts & Co., L.P. have agreed to sell approximately 41 million of the 51.3 million shares of Gillette stock they own in a public offering, underwritten by Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Company. Gillette will not sell any shares in the offering.

     KKR said that the pending sale of the shares was dictated solely by the winding down of the investment fund and did not indicate any lack of confidence in the future prospects of Gillette.

     "We have great confidence in Jim Kilts and the future of Gillette, as evidenced by the fact that KKR executives continue to hold approximately 10 million shares of Gillette stock," said Scott Stuart, a KKR partner.

     The KKR investment in Gillette dated to 1996, when Gillette merged with Duracell International, Inc., a company that KKR had acquired in 1988. In August 1999, at the request of KKR, Gillette filed a shelf registration statement for the Gillette stock held by the KRR partnerships. Gillette has no current plans to make a public offering of its common stock.

Contact:

          Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194 or Sarah Smithers Arcese, Director, Corporate Investor Relations, (617) 421-7990 or Ruth Pachman or Molly Morse, Kekst & Company, (212) 521-4800